NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q2 2021

DALLAS (August 11, 2021) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the quarter ended June 30, 2021. For the three months ended June 30, 2021, we reported net loss attributable to common shares of $30.7 million or $3.56 per diluted share, compared to $4.2 million or $0.48 per diluted share for the same period in 2020.

Financial Highlights

•We collected approximately 96% of our rents for the three months ended June 30, 2021, comprised of approximately 96% from multifamily tenants and approximately 97% from office tenants.
•Total occupancy was 91% at June 30, 2021, which includes 95% at our multifamily properties and 73% at our commercial properties.
•On July 13, 2021, we received the arbitration verdict in connection with our dispute on the measurement of the Earn Out Obligation in connection with the formation of the VAA joint venture. As a result, we are required to pay approximately $39.6 million to Macquarie to satisfy the Earn Out Obligation, which represents a $29.6 million increase over the amount we had previously reserved.

Financial Results

Rental revenues decreased $1.4 million from $11.6 million for the three months ended June 30, 2021 to $10.2 million for the three months ended June 30, 2020. The decrease in rental revenue is primarily due to a decrease in occupancy at our commercial properties.

Net operating loss was $5.2 million for three months ended June 30, 2021, compared to net operating income of $0.6 million for the same period in 2020. The $5.9 million decrease in net operating loss is primarily due to an increase in advisory fees and legal costs in connection with the Earn Out arbitration.

Net loss attributable to common shares increased $26.6 million from $4.2 million for the the three months ended June 30, 2020 to $30.7 million for the three months ended June 30, 2021. The increase in net loss is primarily attributed to to the $29.6 million increase in the earn out obligation.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental revenues	$10,194	$11,565	$20,555	$23,007
Other income	601	1,866	2,068	3,177
Total revenue	10,795	13,431	22,623	26,184
Expenses:
Property operating expenses	5,058	5,810	10,890	12,119
Depreciation and amortization	3,211	3,418	6,538	6,812
General and administrative	3,090	1,402	5,736	5,417
Advisory fee to related party	4,661	2,163	6,910	4,344
Total operating expenses	16,020	12,793	30,074	28,692
Net operating (loss) income	(5,225)	638	(7,451)	(2,508)
Interest income	4,662	4,227	9,363	8,754
Interest expense	(6,582)	(7,741)	(13,186)	(15,708)
(Loss) gain on foreign currency transactions	(4,793)	(5,599)	2,824	2,244
Equity in income (loss) from unconsolidated joint ventures	4,572	(728)	7,908	(1,105)
(Loss) gain on sale or write-down of assets, net	(24,445)	5,336	(8,342)	9,474
Income tax provision	1,233	(49)	1,193	(296)
Net (loss) income	(30,578)	(3,916)	(7,691)	855
Net loss attributable to noncontrolling interest	(155)	(242)	(410)	(400)
Net (loss) income attributable to common shares	$(30,733)	$(4,158)	$(8,101)	$455
Earnings per share - basic
Basic and diluted	$(3.56)	$(0.48)	$(0.94)	$0.05
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,717,767	8,639,316	8,717,677